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                                                                    Exhibit 16.1


January 2, 2001



United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:     Next Generation Media Corp.


Gentlemen:

We have read, and agree with, the description of the termination and other comments attributed to BDO Seidman, LLP set forth in Item 4 Form 8-K dated January 2, 2001, of Next Generation Media Corp.

Very truly yours,


BDO Seidman, LLP